Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen Missouri Premium Income Municipal Fund

811-07616


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011 and to January 31, 2012.

Voting results are as follows:

<c> Common and Preferred Shares voting
together as a class
<c>  Preferred Shares
To approve the elimination of the fundamental policies relating to the Funds ability to make loans.


   For
            1,759,755
               723,854
   Against
               139,800
                 61,767
   Abstain
                 37,853
                 12,500
   Broker Non-Votes
               297,042
                 99,839
      Total
            2,234,450
               897,960



To approve the new fundamental policy relating to the Funds ability to make loans.


   For
            1,740,623
               708,554
   Against
               150,439
                 67,267
   Abstain
                 46,346
                 22,300
   Broker Non-Votes
               297,042
                 99,839
      Total
            2,234,450
               897,960

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090055.